UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 19, 2025

Perpetua Resources Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-39918	98-1040943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 S. 8th Street, Ste. 201 Boise, Idaho	83702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 901-3060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	PPTA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 19, 2025, Perpetua Resources Corp. (the “Company”) announced that the United States Army Corps of Engineers had issued the Company’s Clean Water Act Section 404 permit for the Stibnite Gold Project (the "Project"). This is the final federal permit needed to advance the Project towards a construction decision. With receipt of this permit, the Company is focused on finalizing the remaining state permits and securing project financing needed to begin construction.

On May 23, 2025, the Company announced that it had submitted its formal application to the Export-Import Bank of the United States (“EXIM”) for potential debt financing of up to $2.0 billion. As previously disclosed, EXIM extended a non-binding Letter of Interest (“LOI”) to the Company in April 2024 for potential debt financing up to $1.8 billion through EXIM’s “Make More in America” initiative (“MMIA”) and the “China and Transformational Exports Program” (“CTEP”). The increase in the application amount to $2 billion from the $1.8 billion LOI reflects the increase in the estimated number of job-years indicated by the financial update and basic engineering work completed in the first quarter of 2025. Upon receipt of the Company’s application, EXIM is expected to conduct its standard due diligence consistent with EXIM’s policies and legal requirements, and to review the Project’s eligibility under the relevant initiatives.

Separately, on May 28, 2025, the Company announced that its wholly-owned subsidiary, Perpetua Resources Idaho, Inc., was awarded up to $6.9 million in additional funding via the Prototype Other Transaction authority of the Department of Defense (“DoD”) through the DoD Ordnance Technology Consortium (“DOTC”). The additional funding builds on the $15.5 million awarded to Perpetua by DOTC under an Ordnance Technology Initiative Agreement (“OTIA”) in August 2023. The funds are being applied to testing intended to demonstrate the feasibility of using material sourced from the Project to produce military-specification antimony trisulfide, a critical component in certain munitions and advanced defense systems. The OTIA is intended to fund the development and delivery of a flexible, modular pilot plant to the U.S. Army to process antimony and other materials of Department of Defense interest. The additional funding is intended to enable the Company to expand material sampling and to increase the scope and size of the flexible, modular pilot plant that was contemplated under the original OTIA. The aggregate total funding amount of up to $22.4 million under the OTIA is subject to adjustment by the DoD based on scope, costs, budget, or other factors as the program advances. The Company will be reimbursed for these activities on a cost-plus fixed fee basis over the period of performance, which was extended through the end of calendar year 2026 in connection with the additional award. The OTIA contains customary terms and conditions for OTIAs. For a description of the terms of the OTIA, please see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2024.

Cautionary Statement

Investors should be aware that the EXIM Letter of Interest is non-binding and conditional, and does not represent a financing commitment. A funding commitment, if any, is conditional upon successfully completing the due diligence and underwriting process, which may not be completed on the expected timeline, or at all. If the Company’s application is approved, there can be no assurance that the EXIM financing will be for the full amount indicated in the LOI or the increased amount requested in the application, or that the approved EXIM financing will be sufficient for the Company to commence construction of the Project. Further, release of funding under any such commitment would be subject to the satisfaction of certain conditions and covenants by the Company.

Statements contained in this Current Report that are not historical facts are “forward-looking information” or “forward-looking statements” within the meaning of applicable Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-Looking Information includes, but is not limited to, disclosure regarding the review process and potential outcome of the Company’s EXIM financing application; the amount of potential debt financing available to the Company; the eligibility of the Project for funding under the MMIA and CTEP initiatives; the outcomes of future material sampling conducted by the Company and adjustments to the modular pilot plant design and construction; the amount and timing of any approval of reimbursement requests under the TIA and OTIA; the Company’s ability to comply with, obtain and defend permits related to the Project and its efforts to secure project financing. Forward-Looking Information are based on certain material assumptions and involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the Forward-Looking Information. For further information these risks and uncertainties, see the Company's filings with the SEC, which are available at www.sec.gov and with the Canadian securities regulators, which are available at www.sedar.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUA RESOURCES CORP.

Dated: May 28, 2025	By:	/s/ Jessica Largent
Jessica Largent
Chief Financial Officer